FOR IMMEDIATE RELEASE

VIRTUALSCOPICS, INC. REPORTS VOTING RESULTS AT ANNUAL MEETING OF SHAREHOLDERS; ALL FOUR PROPOSALS APPROVED

Rochester, NY, June 19, 2014—VirtualScopics, Inc. (NASDAQ:VSCP), a leading provider of clinical trial imaging solutions, today announced that shareholders have voted for and ratified all four proposals contained in the company’s 2014 proxy statement. The outcome of yesterday’s vote at the Annual Meeting of Shareholders is as follows:

•	Re-elected to the Board of Directors to serve until the 2015 Annual Meeting are Robert G. Klimasewski, Eric T. Converse, Bruce L. Lev, Charles E. Phelps and Terence A. Walts. David Rubin, who serves as the director designee of the holders of the company’s Series C-1 preferred stock, has also been re-elected.
•	Marcum LLP was named the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.
•	Approval of an amendment to the company’s Certificate of Incorporation to decrease the authorized common stock and authorized undesignated preferred stock.
•	Approval of compensation for certain executive officers.

Five members of VirtualScopics’ senior management team made presentations reviewing the company’s business and future outlook. The Annual Meeting of Shareholders was webcast live and a replay of the meeting and accompanying slide presentations can be found on the company’s website, www.virtualscopics.com, under “investors” and “webcasts” or at http://www.investorcalendar.com/IC?CEPage.asp?ID=172786.

About VirtualScopics, Inc.

Virtual Scopics, Inc. (NASDAQ:VSCP) is a leading provider of clinical trial imaging solutions to accelerate drug and medical device development. For risk-averse, time-constrained Clinical Trial Study Teams, Medical Directors and Imaging Scientists who require quality imaging data delivered on-time, within budget and on a consistent basis, VirtualScopics’ clinical trial imaging solutions are an inspired true-exception to commonly accepted services provided by other clinical trial imaging providers. Because of the scientific and operational flexibility and responsiveness they can offer, VirtualScopics’ clinical trial imaging solutions deliver special performance advantages compared to other image service providers that offer common, every day clinical trial imaging services. For more information about VirtualScopics, Inc. please visit www.virtualscopics.com.

For More Information, Contact:

Donna N. Stein, APR, Fellow PRSA

Managing Partner, Donna Stein & Partners

Phone: 315-361-4672

Email:	dstein1@twcny.rr.com